Exhibit 10.1
AAIPHARMA INC.
KEY EMPLOYEE RETENTION PLAN AND SEVERANCE PLAN
1.	Establishment and Purpose of Plan. aaiPharma Inc. (the “Company”) hereby establishes the Retention and Severance Plan (the “Plan”). The purpose of the Plan is to help retain the valuable services of the Company’s key employees by providing an incentive to Eligible Employees to remain employed by the Company until the completion of critical duties and responsibilities in anticipation of, or in connection with, a sale of all or substantially all of the Company’s Pharmaceutical assets (a “Sale”) and consummation of the Company’s Chapter 11 reorganization.
2.	Term. The Plan shall continue in effect until the first anniversary of the Sale Date.
3.	Retention, Incentive and Severance Benefits. The following benefits (excluding benefits described in Section 3.1(b)) shall be in lieu of any administrative expense claims of an Eligible Employee for retention, incentive, bonus or severance awards or benefits arising from any pre-petition employment contract or agreement.
3.1.	Retention Payments.
(a)	Upon the Sale Payment Date (as defined in Section 3.4 hereof), the Company shall pay to each Retention-Eligible Employee who is actively employed by the Company on the Sale Date a lump sum cash bonus in an amount to be determined by the Compensation Committee equal to a portion of the aggregate amount set forth on Schedule A (the “Aggregate Retention Amount”), provided that the Retention-Eligible Employee continues to provide such Post-Closing Services as the Company may require or request during the period from the Sale Date to the Sale Payment Date.

(b)	The CEO or his designee (the “Awarding Officer”) shall have the authority and discretion to make awards to selected participants from the pool of Eligible Employees (excluding members of Groups I-III), based on a determination that the selected employee’s continued service is critical to achieving the consummation of the Plan of Reorganization; provided that the aggregate amount of such awards shall not exceed $400,000. As provided in the applicable Retention Agreement, a portion of such award shall be paid at any time prior to the Emergence Date, if the Eligible Employee is actively employed on such date, which portion must be repaid to the Company if the Eligible Employee terminates employment with the Company prior to the Emergence Date, and a portion of such award shall be paid on the Emergence Date, or, if later, five days after the effective date of the release described in Section 3.5 of this Plan, if the Eligible Employee is actively employed on the Emergence Date.

3.2.	Incentive Payments. On the Sale Payment Date, the Company shall pay to each Incentive-Eligible Employee who is actively employed by the Company on the Sale Date a lump sum incentive payment in an amount to be determined by the Compensation Committee equal to a portion of the aggregate amount set forth on Schedule A (the “Aggregate Incentive Amount”), provided that the Incentive-Eligible Employee continues to provide such Post-Closing Services as the Company may require or request during the period from the Sale Date to the Sale Payment Date, and the Sale is a Sale on Higher and Better Terms.

3.3.	Severance Benefits.
(a)	Payments and Benefits in the Event of Certain Terminations.
(i)	Notwithstanding any provisions to the contrary in any employment agreement between the Group I Employee and the Company, if after the Effective Date and before the forty-fifth day following the Sale Date, a Group I Employee suffers a Termination without Cause and is not offered Comparable Employment, then such Employee (or such Employee’s beneficiary or estate representative, as the case may be) shall be entitled to receive severance pay equal to eight (8) weeks of base salary at the rate in effect as of the Effective Date (the “Group I Severance Amount”).

(ii)	If after the Effective Date and before the forty-fifth day following the Sale Date, a Group II Employee suffers a Termination Without Cause and is not offered Comparable Employment, then such Employee (or such Employee’s beneficiary or estate representative, as the case may be) shall be entitled to receive severance pay equal to eight (8) weeks of base salary at the rate in effect as of the Effective Date (the “Group II Severance Amount”).

(iii)	If, after the Effective Date and before the forty-fifth day following the Sale Date, a Group III Employee suffers a Termination Without Cause and is not offered Comparable Employment, such Employee (or such Employee’s beneficiary or estate representative, as the case may be) shall be entitled to receive severance pay equal to eight (8) weeks of base salary at the rate in effect as of the Effective Date (the “Group III Severance Amount”).
(b)	Mitigation. Except as provided in a Retention Agreement, and except with respect to an offer of Comparable Employment, an Eligible Employee shall not be required to mitigate the amount of any payment provided for in this Section 3.3 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to such Eligible Employee in any subsequent employment.
3.4.	Sale Payment Date. Any payment provided for in this Section 3 (excluding payments described in Section 3.1(b), which shall be paid as described in Section 3.1(b)) shall be payable by the Company in a lump sum in cash (a) within forty-five (45) days after the Sale Date, or (b) if later, five days after the effective date of the release described in Section 3.5 of this Plan (the “Sale Payment Date”).

3.5.	Release. Any payment provided for in this Section 3 shall be subject to the Eligible Employee’s execution of a general release in a form provided by the Company; provided, that only the second payment described in Section 3.1(b) shall be subject to the Eligible Employee’s execution of a general release in a form provided by the Company.
4.	Notice of Termination. Any purported termination of employment by the Company (other than by reason of the Eligible Employee’s death) shall be communicated by a written notice (a “Notice of Termination”) to the Eligible Employee. For the purposes of this Plan (and only this Plan), no such purported termination by the Company shall be effective without a Notice of Termination.

5.	Definitions. The capitalized terms used in this Plan shall have the following meanings:
5.1.	“Cause” means, with respect to any Eligible Employee, any of the following events or contingencies:
(a)	The Eligible Employee materially breaches, materially repudiates or otherwise materially fails to comply with or perform any of the terms of any employment agreement entered into with the Company, any duties of the Eligible Employee in connection with his or her employment by the Company or any of the Company’s policies or procedures, or deliberately interferes with the compliance by any other employee of the Company with any of the foregoing and such act or omission (if correctable) is not corrected within 30 days after notice from the Company;

(b)	The conviction of the Eligible Employee of a felony or the pleading by the Eligible Employee of no contest (or similar plea) to any felony (other than a crime for which vicarious liability is imposed upon the Eligible Employee solely by reason of the Eligible Employee’s position with the Company, and not by reason of the Eligible Employee’s act or omission);

(c)	Any act or omission by the Eligible Employee constituting fraud, gross negligence or willful misconduct or breach of fiduciary duty in connection with the Eligible Employee’s employment by the Company and, if correctable, is not corrected within 30 days after notice from the Company; or

(d)	Any other act, omission, event or condition constituting cause for the discharge of an employee under the laws of North Carolina (or the laws of such other jurisdiction in which the employee is employed), and, if correctable, is not corrected within 30 days after notice from the Company.

5.2.	“Comparable Employment” means employment by either the Company or its successors or the purchaser of all or substantially all of the Company’s Pharmaceutical assets, on terms no less favorable than those in effect immediately prior to the Sale Date. For purposes of this definition, the annual base salary provided by such employment shall be deemed to be “no less favorable” than the Eligible Employee’s base salary in effect immediately prior to the Sale Date if the annual base salary provided by such employment is not less than ninety percent (90%) of the Eligible Employee’s base salary in effect immediately prior to the Sale Date.

5.3.	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

5.4.	“Effective Date” means the date set forth in Section 6.9.

5.5.	“Eligible Employee” means an individual employed by the Company on the Effective Date.

5.6.	“Emergence Date” means the date on which the Plan of Reorganization is consummated.

5.7.	“Group I, II or III Employee” means an Eligible Employee who has been designated by the Compensation Committee as a member of either Group I, II, or III.

5.8.	“Incentive-Eligible Employee” means a Group I or III employee who has been designated by the Compensation Committee as being eligible to receive an Incentive Payment and who is a party to a Retention Agreement.

5.9.	“Plan of Reorganization” means the plan of reorganization of the Company and all of its wholly-owned U.S. subsidiaries which each filed a voluntary petition for relief with the United States Bankruptcy Court for the District of Delaware (the “Court”) on May 10, 2005 as filed with the Court (and as it may be amended from time to time).

5.10.	“Post-Closing Services” means post-closing services including, but not limited to: Medicaid rebate accounting; processing of returns; management of third party logistics; coordinating the transfer of manufacturing activities, customer accounts, trade and retail related activities, and assets; and contract analysis, interpretation, termination, and amendment.

5.11.	“Retention Agreement” means the written agreement entered into between the Company and an Eligible Employee (which written agreement shall be entered into on or before the Sale Date, except in the case of an Eligible Employee receiving a payment described in Section 3.1(b), in which case such written agreement shall be entered into prior to the date such payment is to be made) that sets forth the amounts of any retention, incentive, and/or severance payments to which such employee is entitled pursuant to the terms of this Plan.

5.12.	“Retention-Eligible Employee” means a Group I, II or III employee who is a party to a Retention Agreement.

5.13.	“Sale Date” means the closing date of a sale of all or substantially all of the Company’s Pharmaceutical assets to a purchaser, either in a single transaction or a series of related transactions.

5.14.	“Sale on Higher and Better Terms” means a Sale generating net cash proceeds of $3,500,000 over and above the amount offered by Xanodyne Pharmaceuticals, Inc., as set forth in the Asset Purchase Agreement by and between the Company and Xanodyne Pharmaceuticals, Inc., dated May 6, 2005 (the “Asset Purchase Agreement”), after payment of breakup fees and expense reimbursement, as required by the Asset Purchase Agreement.

5.15.	“Termination Without Cause” means a termination due to the death of the Eligible Employee, or by the Company or its successors for reasons other than Cause.
6.	Miscellaneous.
6.1.	Successors and Assigns.
(a)	The obligations and liabilities of the Company hereunder and set forth in any Retention Agreement shall be binding upon any Company or other entity acquiring all or substantially all the assets of the Company, whether by operation of law or otherwise, and the rights of the Company hereunder and set forth in any Retention Agreement shall inure to the benefit of any such Company or other entity.

(b)	An Eligible Employee’s rights and interests hereunder and under any Retention Agreement are not assignable or transferable except by will or by the laws of descent and distribution, except that the benefits so provided may inure to an Eligible Employee’s legal personal representative(s).
6.2.	Governing Law. This Plan and the rights of all persons claiming hereunder or under any Retention Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of law principles thereof.

6.3.	Arbitration. Any controversy or claim arising out of or relating to this Plan that cannot be resolved by the covered Eligible Employee and the Company, including any dispute as to the entitlement to or the calculation of benefits, shall, at the instance of either the Eligible Employee or the Company, be submitted to arbitration in the City of Wilmington, North Carolina in accordance with the procedures of the American Arbitration Association then in effect. The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Eligible Employee, and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

6.4.	Validity and Severability. The invalidity or unenforceability of any provision of the Plan or a Retention Agreement shall not affect the validity or enforceability of any other provision in such documents, which each shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.5.	Withholding. All benefits and payments made pursuant to this Plan shall be subject to all applicable taxes and other amounts required to be withheld pursuant to federal, state or local law or otherwise.

6.6.	Non-Exclusivity of Rights. Except as otherwise provided in this Plan, nothing in this Plan shall prevent or limit an Eligible Employee’s future participation in any benefit, bonus, incentive or other plan or program provided by the Company for which he or she may qualify, nor shall anything herein limit or reduce such rights (other than to assert an administrative expense claim for retention, incentive, bonus or severance awards or benefits) as he or she may have under any other agreements with the Company. Amounts which are vested benefits under any agreement, plan, program, policy or practice of the Company shall be payable in accordance with such agreement, plan, program, policy or practice. No additional compensation provided to an Eligible Employee under any agreement, benefit or compensation plans of the Company shall be deemed to modify or otherwise affect the terms or any of his or her entitlements hereunder. Notwithstanding the foregoing or any other Plan provision to the contrary, no Eligible Employee shall be entitled to any duplication of benefits by virtue of the adoption of this Plan.

6.7.	Notice. For the purposes of this Plan, notices and all other communications provided for in this Plan (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to aaiPharma Inc., 2320 Scientific Park Drive, Wilmington, NC 28405, Attention: Rose-Marie Nelson and John W. Harrington. All notices and communications shall be deemed to have been received on the earlier of the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

6.8.	Administration. The Company has full power and authority, in its sole discretion, to construe, interpret and administer this Plan. Decisions of the Company shall be final, conclusive and binding on all parties.

6.9.	Court Approval. Notwithstanding anything to the contrary, this Plan shall only become effective upon the entry of an order by the Court authorizing the Company to adopt the Plan, which date of adoption shall be the “Effective Date” for all purposes under the Plan.

6.10.	Section 409A. If the Eligible Employee is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, any payments required to be made pursuant to this Plan or any Retention Agreement which are subject to Section 409A shall not commence until six months from the date of termination.
APPROVED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON AUGUST 3, 2005
APPROVED BY THE U.S. BANKRUPTCY COURT ON JULY 18, 2005

SCHEDULE A

Aggregate Retention Amount	Aggregate Incentive Amount

$591,878	$202,292